UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2019

J.Crew Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-175075

Delaware	22-2894486
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

225 Liberty Street

New York, NY 10281

(Address of principal executive offices, including zip code)

(212) 209-2500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Interim Chief Executive Officer and Dissolution of the Office of the Chief Executive Officer

On April 11, 2019, the Board of Directors (the “Board”) of J.Crew Group, Inc. (the “Company”), elected Michael J. Nicholson Interim Chief Executive Officer of the Company, effective immediately. On April 11, 2019, the Board dissolved the Office of the Chief Executive Officer, also effective immediately.

The information regarding the business experience and background of Mr. Nicholson is incorporated by reference to the information set forth in the section titled “Executive Officers” in Part III, Item 10 of the Company’s annual report on Form 10-K for the Company’s fiscal year ended February 2, 2019, as filed with the Securities and Exchange Commission on March 20, 2019.

Departure of Officer

On April 11, 2019, Adam Brotman resigned as President & Chief Experience Officer of the Company, effective as of April 19, 2019. Mr. Brotman served as President & Chief Experience Officer from March 2018 until his resignation.

Departure of Director

On April 11, 2019, Carrie Wheeler tendered her resignation from the Board of the Company, effective as of April 11, 2019. Ms. Wheeler served on the Company’s Board since 2011. Ms. Wheeler’s resignation is not due to a disagreement with the Company, the Board or management on any matter.

Appointment of Director

On April 11, 2019, Jack Weingart was appointed to the Board of the Company, effective as of April 11, 2019.

Mr. Weingart was appointed pursuant to the Amended and Restated Principal Investors Stockholders’ Agreement dated as of July 13, 2017 (the “Stockholders Agreement”), by and among the Company, Chinos Holdings, Inc. (“Parent”), Chinos Intermediate Holdings A, Inc., Chinos Intermediate Holdings B, Inc., Chinos Intermediate Inc., certain affiliates of TPG Capital, L.P. (collectively, “TPG”) and certain affiliates of Leonard Green & Partners, L.P. (collectively, “LGP,” and, together with TPG, our “Sponsors”) and the other stockholders party thereto. The Stockholders Agreement was amended and restated in connection with the previously announced and consummated series of interrelated liability management transactions, as described in Item 1.01 of the Company’s Current Report on 8-K filed with the Securities and Exchange Commission (the “Commission”) on July 18, 2017 (the “July 2017 8-K”), which description is incorporated by reference herein. Pursuant to the Stockholders Agreement, TPG has the right to designate at least two directors to the board of directors of Parent, which directors shall also be elected to the Board. Prior to her resignation, Ms. Wheeler was one of the two directors designated to the Board by TPG. This description of the Stockholders Agreement is not complete and is qualified in its entirety by reference to the full text of the Stockholders Agreement, a copy of which was filed as Exhibit 4.9 to the July 2017 8-K.

Mr. Weingart is a representative of our Sponsors. As a result, he is not individually compensated by the Company. In connection with Mr. Weingart’s appointment, the Company intends to enter into an indemnification agreement with Mr. Weingart (the “Indemnification Agreement”). Such Indemnification Agreement will clarify and supplement indemnification provisions already contained in the Company’s Articles of Incorporation and Bylaws and, among other things, will provide for indemnification of the director to the fullest extent permitted by the laws of the state of Delaware, advancement of legal fees and expenses in connection with legal proceedings, certain procedures for determining whether the director is entitled to indemnification and dispute resolution procedures. This description of the Indemnification Agreement is not complete and is qualified in its entirety by reference to the full text of the Indemnification Agreement, the form of which was filed as Exhibit 10.35 to the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018 filed with the Commission of March 27, 2018.

Adoption of Special Bonus Plan

On April 11, 2019, the compensation committee of the Board adopted a special bonus plan to provide select associates of the Company with employment retention incentives. The maximum aggregate amount availabile for payment under the plan is $5 million. Each participant will be eligible to receive a grant of a percentage of such participant’s base salary, as determined by the Compensation Committee of the Board, in its sole discretion. Except as otherwise provided in an award, the special bonus shall be earned in two equal installments on each of the last day of the Company’s fiscal year in which the date of grant occurs, and the last day of the sixth month of the following fiscal year, provided that the participant remains in continued employment from the date of grant through the applicable date that each installment is earned (the “vesting date”). Except as otherwise provided in an award, the payment of the applicable installment shall be made as soon as reasonably practicable following the vesting date, but in no event later than 30 days thereafter.

Item 8.01. Other Events.

On April 11, 2019, the Company, in consultation with its legal and financial advisors, announced it is actively exploring strategic alternatives to maximize the value of the Company, including a potential initial public offering of its Madewell business.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

J.CREW GROUP, INC.

Date: April 11, 2019	By:	/s/ VINCENT ZANNA
Vincent Zanna
Chief Financial Officer and Treasurer

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